TYPE:  EX-23

EXHIBIT #23 Consent of Experts and Counsel

Barry L. Friedman, P.C., CPA
Certified Public Accountant

1582 Tulita Drive                               OFFICE  (702) 361-8414
Las Vegas, NV  89123                            FAX NO. (702) 896-0278


To Whom It May Concern:                         January 17, 2001


The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 17, 2001 on the Financial Statements of moderngroove entertainment, Inc., formerly called Barrington Laboratories, Inc., as of December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly yours,

/s/ Barry L. Friedman
------------------------------------
Barry L. Friedman
Certified Public Accountant